Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SAFE AUTO INSURANCE GROUP, INC.

FIRST: The name of the Corporation is Safe Auto Insurance Group, Inc. (the “Corporation”).

SECOND: The place in the State of Ohio where the principal office of the Corporation is located is in the City of Columbus, Franklin County, Ohio.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under Chapter 1701 of the Ohio Revised Code of the State of Ohio (the “Ohio Revised Code”).

FOURTH:

(a)
Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is [●], of which the Corporation shall have authority to issue [●] common shares, each having a par value of one cent ($0.01) per share (the “Common Shares”), and [●] preferred shares, each having a par value of one cent ($0.01) per share (the “Preferred Shares”).

(b)	The holders of Common Shares and Preferred Shares shall not have cumulative voting rights (as defined in Section 1701.55 of the Ohio Revised Code).

(c)
The provisions of Section 1701.15(A) of the Ohio Revised Code that took effect on March 17, 2000 shall apply to the Corporation, and no holder of Common Shares and, unless otherwise provided in the express terms of any class or series of Preferred Shares fixed by the Board of Directors of the Corporation (the “Board of Directors”), no holder of Preferred Shares shall have, as a matter of right, the pre-emptive right to purchase, subscribe for or otherwise acquire any shares of any class of the Corporation now or hereafter authorized by these Amended and Restated Articles of Incorporation, as they may be amended from time to time, or be entitled to redemption or sinking fund rights.

(d)	Common Shares. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Shares are as follows:

(1)
Each holder of record of Common Shares shall be entitled to one vote for each Common Share held on all matters submitted to a vote of shareholders of the Corporation on which holders of Common Shares are entitled to vote.

(2)
Subject to the rights of the holders of Preferred Shares, and subject to any other provisions of these Amended and Restated Articles of Incorporation, as they may be amended from time to time, holders of Common Shares shall be entitled to receive such dividends and other distributions in cash, shares or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(3)
In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Shares may be entitled, the holders of Common Shares shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

(e)
Preferred Shares. The Board of Directors is expressly authorized to provide for the issuance of all or any of the Preferred Shares in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Ohio Revised Code, including, without limitation, the authority to provide that any such class or series may be (i) entitled to pre-emptive rights; (ii) subject to redemption or sinking fund requirements for the redemption or purchase of shares at such time or times and at such price or prices; (iii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series of shares; (iv) entitled to certain specified rights and amounts payable upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation; or (v) convertible into, or exchangeable for, shares of any other class or classes of shares, or shares of any other series of the same class of shares, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(f)
Reclassification of Voting Common Shares. Immediately upon the effective time of these Amended and Restated Articles of Incorporation, each one (1) share of the Corporation’s Voting Common Shares, par value $0.01 per share (the “Voting Common Shares”), issued and outstanding immediately prior to the effective time of these Amended and Restated Articles of Incorporation shall automatically be reclassified as and converted into [●] validly issued, fully paid and nonassessable Common Shares, without any action by the holder thereof or by the Corporation (the “Voting Shares Reclassification”). No fractional shares shall be issued in connection with the Voting Shares Reclassification and, in lieu thereof, any holder who would hold a fractional Common Share shall be entitled to receive cash for such holder’s fractional share based upon the initial public offering price of the Corporation’s Common Shares.

(g)
Reclassification of Non-Voting Common Shares. Immediately upon the effective time of these Amended and Restated Articles of Incorporation, each one (1) share of the Corporation’s Non-Voting Common Shares, par value $0.01 per share (the “Non-Voting Common Shares”), issued and outstanding immediately prior to the effective time of these Amended and Restated Articles of Incorporation shall automatically be reclassified as and converted into [●] validly issued, fully paid and non-assessable Common Shares, without any action by the holder thereof or by the Corporation (the “Non-Voting Shares Reclassification”). No fractional shares shall be issued in connection with the Non-Voting Shares Reclassification and, in lieu thereof, any holder who would hold a fractional Common Share shall be entitled to receive cash for such holder’s fractional share based upon the initial public offering price of the Corporation’s Common Shares.

(h)
Surrender and Issuance of New Certificates. After the Voting Shares Reclassification and the Non-Voting Shares Reclassification, each certificate that prior to (i) the Voting Shares Reclassification represented shares of Voting Common Shares (“Old Voting Share Certificates”) and (ii) the Non-Voting Shares Reclassification represented shares of Non-Voting Common Shares (“Old Non-Voting Share Certificates”) shall thereafter represent that number of Common Shares into which the shares of Voting Common Shares represented by the Old Voting Share Certificates or the shares of Non-Voting Common Shares represented by the Old Non-Voting Certificates shall have been reclassified as a result of the Voting Shares Reclassification or the Non-Voting Shares Reclassification, respectively. Upon surrender at the office of the Corporation or its transfer agent of Old Voting Share Certificates or Old Non-Voting Share Certificates in such holder’s name, or upon notifying the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executing an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, such holder will be entitled to receive, as soon as practicable after the Voting Shares Reclassification or the Non-Voting Shares Reclassification and such surrender or such agreement and indemnification in the case of a lost certificate, a book-entry interest or interests representing, or, at the election of such holder, a certificate or certificates evidencing, the number of Common Shares into which the shares represented by the Old Voting Share Certificates or the Old Non-Voting Share Certificates were reclassified pursuant to the Voting Share Reclassification or the Non-Voting Share Reclassification, respectively, in such name or names and such denomination or denominations as such holder has specified.

(i)
No Charge to Holders. The issuance of book-entry interests or certificates for Common Shares upon the Voting Share Reclassification and the Non-Voting Share Reclassification shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such Voting Shares Reclassification and Non-Voting Shares Reclassification and the related issuance of Common Shares. Upon the Voting Shares Reclassification or Non-Voting Shares Reclassification, the Corporation shall take all such actions as are necessary in order to ensure that the Common Shares issued in the Voting Shares Reclassification or Non-Voting Shares Reclassification shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(j)
Power to Sell and Purchase Shares. The Board of Directors shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (i) any shares issued by it, (ii) any security or other obligation of the Corporation that confers upon the holder thereof the right to convert the same into shares authorized by these Amended and Restated Articles of Incorporation, as they may be amended from time to time, and (iii) any security or other obligation that confers upon the holder thereof the right to purchase shares authorized by these Amended and Restated Articles of Incorporation, as they may be amended from time to time. The Corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, any shares issued by the Corporation. The authority granted in this Article FOURTH shall not limit the plenary authority of the Board of Directors to purchase, hold, sell transfer or otherwise deal with any shares or other securities or obligations issued by the Corporation or authorized by these Amended and Restated Articles of Incorporation, as they may be amended from time to time.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a)
Management. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by applicable law, these Amended and Restated Articles of Incorporation or the Amended and Restated Regulations of the Corporation (as amended from time to time, the “Regulations”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the Ohio Revised Code and these Amended and Restated Articles of Incorporation, as they may be amended from time to time.

(b)
Board of Directors. Until changed in accordance with the terms of these Amended and Restated Articles of Incorporation, as they may be amended from time to time, or applicable law, the authorized number of directors of the Corporation shall be eight. The number of directors of the Corporation may be changed from time to time by resolution of the Board of Directors.

(c)
Classification. The directors shall be divided into two classes, designated Class I and Class II. Each class shall consist of one-half of the total number of directors constituting the entire Board of Directors; provided that no class shall consist of less than three directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2020 annual meeting of shareholders and the term of the initial Class II directors shall terminate on the date of the 2021 annual meeting of shareholders. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each succeeding annual meeting of shareholders beginning in 2020, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in the second year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d)
Vacancies. Any vacancy on the Board of Directors that results from (i) the removal of a director, (ii) an increase in the number of directors or (iii) the death, resignation, disqualification or any other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains, including by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(e)
Removal. Any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the Corporation entitling them to elect directors in place of those to be removed.

SIXTH: Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

SEVENTH: Except as otherwise provided by applicable law, special meetings of the shareholders of the Corporation, for any purpose or purposes, may be called at any time only (i) by the Chairman or Vice Chairman of the Board of Directors, (ii) by the Board of Directors by action at a meeting, or a majority of the Board of Directors acting without a meeting or (iii) by shareholders collectively holding fifty percent (50%) of all shares outstanding and entitled to vote at the meeting.

EIGHTH: Except as otherwise provided by applicable law, the Board of Directors is hereby granted the nonexclusive power, right and authority to adopt, amend, alter and repeal the Regulations. Except as otherwise provided by applicable law, these Amended and Restated Articles of Incorporation (as they may be amended from time to time) and the Regulations may be adopted, amended, altered or repealed by the shareholders only by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on the proposal and by the affirmative vote of the holders of shares of any particular class that is required by these Amended and Restated Articles of Incorporation, as they may be amended from time to time.

NINTH: Subject to Article EIGHTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, as they may be amended from time to time, in the manner now or hereafter prescribed in the Ohio Revised Code, and all rights conferred upon shareholders herein are granted subject to such reservation.

TENTH: Unless the Corporation consents in a specific case in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Common Pleas of Franklin County, Ohio (or, if the Court of Common Pleas of Franklin County, Ohio does not have jurisdiction, the United States District Court for the Southern District of Ohio, Eastern Division) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of Chapter 1701 of the Ohio Revised Code, these Amended and Restated Articles of Incorporation, as they may be amended from time to time, or the Regulations, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; provided that this exclusive choice of forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH: If any provision or provisions of these Amended and Restated Articles of Incorporation, as they may be amended from time to time, shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each portion of any paragraph of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent authorized or permitted by law.

TWELFTH: The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to the Corporation.

THIRTEENTH: The provisions of Chapter 1704 of the Ohio Revised Code shall not apply to the Corporation.

FOURTEENTH: These Amended and Restated Articles of Incorporation shall take the place of and supersede the existing articles of incorporation, as amended, of Safe Auto Insurance Group, Inc.